May 17, 2010	Contact:
FOR IMMEDIATE RELEASE	WaferGen Mona Chadha
Mona.chadha@wafergen.com
Or
Joyce Strand
Joyce.strand@wafergen.com
510-651-4450

WaferGen Reports First Quarter 2010 Performance Results

67 percent of sales from Early Access SmartChip Real-Time PCR Systems
Q1 product and sales/marketing accomplishments jumpstart commercialization of SmartChip

Fremont, Calif., May 17, 2010 -- WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genome analysis systems, today reported performance results for the first quarter ended March 31, 2010.

Revenue
Revenue for the first quarter ended March 31, 2010 totaled $389,785 compared to $41,838 for the first quarter 2009.  For the quarter ended March 31, 2010, 67 percent of sales related to the SmartChip Real-Time PCR Systems for customers who are part of the SmartChip Early-Access Program initiated during the quarter.

The company is in the early stages of commercializing the SmartChip Real-Time PCR System, and is currently offering the SmartChip System and the SmartChip Gene Expression Profiling Services as part of its revenue-generating Early-Access Program.  The SmartChip System includes the 5,184-assay SmartChip, the SmartChip Cycler, and SmartChip Nanodispenser or Multi-Sample Dispenser for investigating candidate genes and microRNA panels for associate changes within disease states.  The SmartChip Gene-Expression Profiling Services are provided to universities, research hospitals, pharmaceutical and biotechnology companies by WaferGen scientists at the company’s new headquarters facility in Fremont, Calif.

“This initial revenue from the SmartChip Early-Access Program is an indication of the recognition of the SmartChip System by leading university, university hospital and biotechnology and pharmaceutical researchers in the U.S., Europe and Japan,” said Alnoor Shivji, Chairman and CEO.  “Given our business model, we are pleased with this base on which to build our SmartChip business.”

WaferGen employs a business model that generates revenue from both the sale of the instruments, and a recurring revenue stream from the sale of the SmartChip, similar to the “razor and razor blade” business model.  In addition, the company is generating revenue by offering service for gene-expression profiling of thousands of genes using the SmartChip System in-house.

Net Loss
WaferGen reported a net loss of $4.6 million, or $(0.14) per share, for the first quarter 2010 compared to a net loss of $1.8 million, or $(0. 07) per share, from the same period in 2009.  The increased net loss is primarily due to an unrealized loss of $1.9 million on the fair value of approximately 3.5 million outstanding warrants accounted for as derivative liabilities, driven primarily by a significant increase in the stock price in the quarter. The company’s research and development expenditures increased by $0.6 million due to the development and scale-up of the SmartChip System. Sales and marketing increased by $0.1 million due to increased personnel, and general and administrative costs increased by $0.3 million, due to increased personnel costs, mainly for senior management and consultants, as well as a move to a new headquarters facility with additional laboratory and office space.

Assets
The company ended the quarter with $4.9 million in total assets, including cash of $3.6 million, and working capital of $2.1 million.  The company ended 2009 with $6.9 million of total assets and working capital of $4.2 million, having generated more than $11 million in 2009 through financing activities and $379,373 of total 2009 revenue.

First Quarter and Early Second Quarter 2010 Accomplishments Jumpstart Full-Scale SmartChip Availability
“During the first quarter and early second quarter, we made outstanding progress to prepare for full availability of our SmartChip System in the second half of 2010,” said Shivji.

“First, we completed development of the SmartChip System (5,184 wells) that will enable scientists to study thousands of genes simultaneously based on gene-specific pathways, potentially leading to identification and validation of clinically relevant disease signatures. In April we launched the SmartChip Multi-Sample Dispenser to enable significant speed and cost advantages for biomarker validation using gene expression and genotyping.

“Next, we initiated the Early-Access Program that included offering the SmartChip Service that we subsequently enhanced with the addition of the Human microRNA Panel for gene expression profiling.  This program resulted in ten leading major universities and service provider customers.

“To prepare for full-scale commercialization of the SmartChip System, we increased our manufacturing capability to enable us to produce 10,000 chips per year.  We strengthened our sales and marketing capability by appointing industry-veteran Janet Lankard as senior vice president, worldwide sales and support.  In addition, we received CE Marking and TUV safety certification of our SmartChip Cycler and SmartChip Nanodispenser that will enable us to market and sell the SmartChip system in Europe and Japan where the CE mark is recognized.  We extended our collaboration program into Europe with the addition of Ghent University as both a collaborator and early-access customer; we signed an agreement with the Luxembourg government toward establishing our European headquarters there; and we moved to a new worldwide headquarters facility to accommodate growth.”

The company also conducted marketing activities to present SmartChip to biopharma companies at key conferences that in the first quarter and early second quarter included the Cambridge Healthcare Institute's 17th International Molecular Medicine Tri-Conference; the Association of Biomolecular Resource Facilities (ABRF); microRNA in Human Disease & Development; American Association of Cancer Research (AACR); and the Biomarker World Congress

At the Cambridge Healthcare Institute's Conference in February 2010, the company also presented data on the performance of the SmartChip System. The presentation poster included an overview of the company's novel whole genome, high-throughput SmartChip Real-Time PCR System, and data to demonstrate the system's ability to quantify gene expression levels by real-time PCR for a large number of genes at one time utilizing a simple workflow.  WaferGen's SmartChip Human Oncology Gene Panel was used to quantify changes in gene expression levels in breast and lung tumors.

2010 Goals
“To achieve full commercialization of the SmartChip System in 2010, we are continuing to work on several important goals,” continued Shivji. “As we expect to incur significant expenses completing the commercialization of the SmartChip product line, we plan to secure additional financing.   Part of those funds will be used to scale up instrument manufacturing capacity to 1-2 per week.  To advance sales in the EU and Japan, we plan to sign agreements with European and Japanese distributors and open a European headquarters facility.  We also plan to expand the Early-Access Program customer base by focusing on the addition of more biopharma companies.  To support our on-going commercialization and R&D activities, we plan to add additional members to our Scientific Advisory Board and industry veterans to the Board of Directors.

“This is a very exciting and significant year for WaferGen and for researchers who perform genome analysis,” concluded Shivji. “Pharmaceutical and biotech companies spent approximately $65.2 billion in 2008 on research and development for new drug discovery. We believe that many of these efforts seek new therapeutic drugs, and that much of this spending will be directed towards developments at the molecular level for understanding the expression of specific segments of DNA (or genes). Through our SmartChip Real-Time PCR System, we are aiding researchers in re-defining performance standards with significant time and cost savings in the fields of personalized medicine and pharmacogenomics (the study of how genes affect the way individuals respond to drugs).”

Summary of First Quarter and Early Second Quarter 2010 Accomplishments
•	SmartChip System Advancements
o	Launched Early-Access Program for SmartChip System
o	Launched new service for Gene Expression Profiling using the SmartChip Real-Time PCR System
o	Launched Human MicroRNA Panel for gene-expression profiling of MicroRNA for the Gene Expression Profiling Services using the SmartChip System
o	Received CE marking and TUV safety certification of SmartChip instruments
o	Launched SmartChip Multi-Sample Dispenser
o	Presented data on SmartChip System at CHI Molecular Medicine Tri-Conference
•	Sales and Marketing
o	Secured a total of ten new early-access customers, that include leading universities and service providers in the U.S., Europe and Japan
o	Added Ghent University (Belgium) as both an early-access customer and new collaborator for SmartChip System
o	Signed agreement with Government of Luxembourg toward locating WaferGen European headquarters in Luxembourg
o	Appointed industry-veteran Janet Lankard new Senior Vice President, worldwide sales and support
o	Marketed SmartChip at four industry-relevant conferences
o	Moved to new world headquarters in Fremont, Calif.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genome analysis for the life science and pharmaceutical industries.  The company currently offers its new innovative fee-based service for gene-expression profiling, while continuing to actively commercialize its SmartChip Real-Time PCR System that is a gene expression real-time PCR platform for the gene expression and genotyping markets. Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, this innovative system promises to deliver significant speed and cost advantages to researchers in the gene expression and genotyping markets.

Based on collaborations established with leading research institutions, WaferGen believes that the SmartChip Real-Time PCR System is positioned as the platform of choice for biomarker identification and validation. The system will provide a number of key ease-of-use features including content-ready chips with gene panels optimized for microRNA, cancer, and whole genome.  WaferGen believes the SmartChip Real-Time PCR System will be the first platform to combine the high-throughput capability and cost efficiencies of existing microarrays, with the sensitivity and accuracy of real-time PCR.

Forward-Looking Statements
This press release contains certain "forward-looking statements".  Such statements include statements relating to the expected benefits and advantages of the SmartChip service for gene-expression research, the expected benefits and advantages of the SmartChip technology to other applications, the expected throughput levels of the SmartChip Real-Time PCR System, the company’s goals and plans for the remainder of 2010, the expected spending by pharmaceutical and biotechnology companies on new drug discovery in the future, and other statements relating to future events or to the company’s future financial performance and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Form 10Q for the quarter ended March 31, 2010.  Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
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Tables Follow

WaferGen Biosystems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$3,655,212	$5,953,639
Accounts receivables	180,789	258,855
Inventories	—	39,970
Prepaid expenses and other current assets	347,071	138,712

Total current assets	4,183,072	6,391,176

Property and equipment, net	638,358	441,996
Other assets	58,204	57,982

Total assets	$4,879,634	$6,891,154

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$995,753	$1,240,397
Accrued rent	5,728	10,493
Accrued payroll	275,061	241,586
Accrued severance pay	238,460	371,596
Accrued vacation	146,527	117,619
Accrued other expenses	385,562	157,699
Current portion of capital lease obligations	12,684	21,663

Total current liabilities	2,059,775	2,161,053

Capital lease obligations, net of current portion	5,587	8,852

Warrant derivative liabilities	4,682,798	2,778,191

Redeemable Convertible Preference Shares in subsidiary	3,597,588	3,290,994

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 300,000,000 shares authorized, 33,569,399 and 33,387,857 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	33,569	33,388
Additional paid-in capital	29,402,111	29,017,578
Accumulated deficit	(35,057,071)	(30,462,283)
Accumulated other comprehensive income	155,277	63,381

Total stockholders’ equity (deficit)	(5,466,114)	(1,347,936)

Total liabilities and stockholders’ equity (deficit)	$4,879,634	$6,891,154

WaferGen Biosystems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2010	2009
		(Restated)
Revenue	$389,785	$41,838

Cost of Revenue	135,855	15,832

Gross margin	253,930	26,006

Operating expenses:
Sales and marketing	249,806	135,848
Research and development	1,542,268	959,888
General and administrative	1,043,905	732,166

Total operating expenses	2,835,979	1,827,902

Operating loss	(2,582,049)	(1,801,896)

Other income and (expenses):
Interest income	5,158	3,072
Interest expense	(607)	(2,832)
Unrealized gain (loss) on fair value of warrants, net	(1,886,692)	13,743
Miscellaneous income (expense)	(65,075)	23,856

Total other income and (expenses)	(1,947,216)	37,839

Net loss before provision for income taxes	(4,529,265)	(1,764,057)

Provision for income taxes	—	—

Net loss	(4,529,265)	(1,764,057)

Cumulative effect of reclassification of warrants	—	—
Accretion on Redeemable Convertible Preference Shares in Subsidiary	(65,523)	(35,000)
Accretion on Series B Preferred Stock	—	—

Net loss applicable to common stockholders	$(4,594,788)	$(1,799,057)

Net loss per share - basic and diluted	$(0.14)	$(0.07)

Shares used to compute net loss per share - basic and diluted	33,503,316	24,830,932